Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) made as of October 31, 2004, by and among Drug Depot, Inc., a Florida corporation (“Buyer”) and T & L Pharmacies, Inc., a Florida corporation, d/b/a Advanced Pharmacy Solutions (“Seller”).

WHEREAS, subject to the terms and conditions hereof, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, all of the properties, rights and assets used or useful in connection with the pharmacy business of Seller, which includes, without limitation, inventory, customer lists, equipment, fixtures and transferable licenses (the “Business”).

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

SECTION 1. PURCHASE AND SALE OF ASSETS.

1.1 Sale of Assets. Seller agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase from Seller, all of Seller’s right, title and interest in and to all of the properties, assets and business of the Business, of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, but excluding the Excluded Assets (as hereafter defined), including, without limitation, the following:

(a) Fixed Assets. All equipment, machines, test equipment, fixed assets, accessories, stock, inventory, office materials, software, supplies and other tangible personal property of every kind and description owned by Seller and used or held for use in connection with the Business, all as set forth on Schedule 1.1(a);

(b) Contracts. All of the rights of Seller under, and interest of Seller in and to, all contracts relating to the Business, a true, correct and complete list of which contracts is attached hereto as Schedule 1.1(b);

(a) Intellectual Property and Licenses. All of Seller’s Intellectual Property or any licenses capable of being transferred and relating to the Business, as set forth on Schedule 1.1(c) attached hereto;

(d) Goodwill. All of the goodwill of Seller in, and the going concern value of, the Business, and all of the business and customer lists and accounts, proprietary information, marketing materials and trade secrets related to the Business; and

(e) Records. All of Seller’s customer logs, location files and records, and other business files and records, in each case relating to the Business.

The assets, properties and business of Seller being sold to and purchased by Buyer under this Section 1.1 are referred to herein collectively as the “Assets.”

1.2 Excluded Assets. There shall be excluded from the Assets and retained by Seller, the following assets (the “Excluded Assets”):

(a) Accounts Receivable; Other Assets. All accounts receivable generated by the Business prior to the date of this Agreement, all assets identified on Schedule 1.2(a) attached hereto, and all other assets of Seller which are not used or held for use in connection with the Business or otherwise necessary to the operation of the Business;

(b) Corporate Records. All of Seller’s corporate and other organizational records; and

(c) Cash and Credit. Cash or credit receivables on hand, exclusive of reserves associated with undelivered services or products.

1.3 Assumed Liabilities; Excluded Liabilities; Employees.

(a) Assumed Liabilities. Buyer shall accept and assume, and shall become and be fully liable and responsible for, and other than as expressly set forth herein Seller shall have no further liability or responsibility for or with respect to, (i) liabilities and obligations arising out of events occurring on and after the date hereof related to Buyer’s ownership of the Assets and Buyer’s operation of the Business after the consummation of the transactions contemplated herein; and (ii) all obligations and liabilities of Seller which are to be performed after the date hereof arising under the Contracts (collectively, the “Assumed Liabilities”). The assumption of the Assumed Liabilities by Buyer hereunder shall not enlarge any rights of third parties under contracts or arrangements with Buyer or Seller or any of their respective affiliates or subsidiaries.

(b) Excluded Liabilities. It is expressly understood that, except for the Assumed Liabilities, Buyer shall not assume, pay or be liable for any liability or obligation of Seller of any kind or nature at any time existing or asserted, whether, known, unknown, fixed, contingent or otherwise, not specifically assumed herein by Buyer, including, without limitation, any liability or obligation relating to, resulting from or arising out of (i) the Excluded Assets, (ii) the employees of the Business, or (iii) any fact existing or event occurring prior to, or relating to the operation of the Business prior to, the date hereof, including but not limited to taxes, assessments, levies or charges of any kind or nature relating to the Business prior to the date hereof.

(c) Employees, Wages and Benefits.

(i) Seller shall terminate or reassign all of its employees related to the Business effective immediately and Buyer shall not assume or have any obligations or liabilities with respect to such employees or such terminations, including, without limitation, any severance obligation.

(ii) Buyer specifically reserves the right, on or after the date hereof, to employ or reject any of Seller’s employees or other applicants in its sole and absolute discretion. Nothing in this Agreement shall be construed as a commitment or obligation of Buyer to accept for employment, or otherwise continue the employment of, any of Seller’s employees, and no employee shall be a third-party beneficiary of this Agreement.

(iii) Seller shall pay all wages, salaries, commissions, and the cost of all fringe benefits provided to its employees which shall have become due for work performed as of and through the date hereof, and Seller shall collect and pay all Taxes in respect of such wages, salaries, commissions and benefits.

(iv) Seller acknowledges and agrees that Buyer shall not acquire any rights or interests of Seller in, or assume or have any obligations or liabilities of Seller under, any benefit plans maintained by Seller, or for the benefit of any employees of Seller, including, without limitation, obligations for severance or vacation accrued but not taken.

1.4 Purchase Price. In consideration of the sale by Seller to Buyer of the Assets, and subject to the assumption by Buyer of the Assumed Liabilities and satisfaction of the conditions contained herein, Buyer shall pay to Seller an amount equal to (i) Two Hundred Fifteen Thousand ($215,000), to be paid at the Closing by certified check, bank check or wire transfer; (ii) an amount equal to the current value of the fixed assets and inventory set forth on schedule 1.1(a) hereto (book value, less depreciation as set forth on schedule 1.1(a)), to be paid at the Closing by certified check, bank check or wire transfer, and (iii) Two Hundred Fifteen Thousand ($215,000) shall be paid by delivery of a promissory note in the form of Exhibit 1.4 attached hereto.

1.5 Records and Contracts. Seller shall deliver to Buyer all of the Contracts, with such assignments thereof and consents to assignments as are necessary to assure Buyer of the full benefit of the same. Seller shall also deliver to Buyer all of Seller’s files and records constituting Assets.

1.6 Further Assurances. Seller shall, from time to time after the consummation of the transactions contemplated herein, at the request of Buyer and without further consideration, execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer the Assets free and clear of all Liens.

1.7 Sales and Transfer Taxes. All sales, transfer, use, recordation, documentary, stamp, excise taxes, personal property taxes, fees and duties (including any real estate transfer taxes) under applicable law incurred in connection with this Agreement or the transactions contemplated hereby will be borne and paid by Buyer.

1.8 Transfer of Subject Assets. Seller shall deliver or cause to be delivered to Buyer good and sufficient instruments of transfer transferring to Buyer title to all of the Assets, together with all required consents. Such instruments of transfer (a) shall contain appropriate warranties and covenants which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance reasonably satisfactory to Buyer and its counsel, (c) shall effectively vest in Buyer good and marketable title to all of the Assets free and clear of all Liens, and (d) where applicable, shall be accompanied by evidence of the discharge of all Liens against the Assets. Buyer agrees and acknowledges that the form of instrument of transfer attached hereto as Exhibit 1.8 is acceptable.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF SELLER. In order to induce Buyer to enter into this Agreement, Seller, hereby represents and warrants to Buyer as follows:

2.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted.

2.2 Required Action. All actions and proceedings necessary to be taken by or on the part of Seller in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement and each other agreement, document and instrument to be executed and delivered by or on behalf of Seller pursuant to, or as contemplated by, this Agreement (collectively, the “Seller Documents”) has been duly and validly authorized, executed and delivered by Seller and no other action on the part of Seller or its is required in connection therewith. Seller has full right, authority, power and capacity to execute and deliver this Agreement and each other Seller Document and to carry out the transactions contemplated hereby and thereby. This Agreement and each other Seller Document constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Seller, enforceable in accordance with its respective terms.

2.3 No Conflicts. The execution, delivery and performance by Seller of this Agreement and each other Seller Document does not and will not (i) violate any provision of the Articles of Incorporation and by-laws of Seller, in each case as amended to date, (ii) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which Seller is a party or by which Seller or the Assets is bound, (iii) violate any judgment, decree, order, statute, rule or regulation applicable to Seller or the Assets, (iv) require Seller to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made or (v) result in the creation or imposition of any Lien on any of the Assets. No consent of any party is necessary in order that the business of the Seller can be conducted by the Buyer in the same manner after the Closing as heretofore conducted by the Seller.

2.4 Compliance with Laws. Seller’s operation of the Business and the Assets is in compliance in all material respects with all applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority, and Seller has not received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

2.5 Contracts. The Contracts constitute all leases, contracts and arrangements, whether oral or written, under which Seller is bound or to which Seller is a party which relate to the Business or Assets. Schedule 1.1(b) attached hereto contains a true, correct and complete list of all Contracts. With respect to each oral agreement or understanding involving the Business, Seller has provided a written summary of the material terms of each such agreement or understanding on Schedule 1.1(b). Each Contract is valid, in full force and effect and binding upon Seller and the other parties thereto in accordance with its terms. Neither Seller nor, to the knowledge of Seller, any other party is in default under or in arrears in the performance, payment or satisfaction of any agreement or condition on its part to be performed or satisfied under any Contract, nor does any condition exist that with notice or lapse of time or both would constitute such a default, and no waiver or indulgence has been granted by any party under any Contract. Seller has not received notice of, and has no knowledge of, any fact which would result in a termination, repudiation or breach of any Contract. Seller has provided Buyer with true and complete copies of all of such Contracts, other than with respect to the oral agreements or understandings described on Schedule 1.1(b).

2.6 Title. Seller has good and marketable title to all of the Assets free and clear of all mortgages, pledges, security interests, charges, liens, restrictions and encumbrances of any kind (collectively, “Liens”) whatsoever. Upon the sale, assignment, transfer and delivery of the Assets to Buyer hereunder and under the Seller Documents, there will be vested in Buyer good, marketable and indefeasible title to the Assets, free and clear of all Liens. The Assets include all of the assets and properties (i) held for use by Seller to conduct the Business as presently conducted and (ii) necessary for Buyer to operate the Business in the same manner as such business is currently operated by Seller. All of the tangible Assets are in good repair, have been well maintained and are in good operating condition, do not require any material modifications or repairs, and comply in all material respects with applicable laws, ordinances and regulations, ordinary wear and tear excepted.

2.7 No Litigation. Seller is not now involved in nor, to the knowledge of Seller, is Seller threatened to be involved in any litigation or legal or other proceedings related to or affecting the Business or any Asset or which would prevent or hinder the consummation of the transactions contemplated by this Agreement. Seller has not been operating the Business under, and the Business is not subject to, any order, injunction or decree of any court of federal, state, municipal or other governmental department, commission, board, agency or instrumentality.

2.8 Employees; Labor Matters. Upon termination of the employment of any of Seller’s employees, Buyer will not by reason of the transactions contemplated hereby or anything done prior to the date hereof be liable to any of said employees for so-called “severance pay” or any other payments. Seller is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the knowledge of Seller, threatened against or involving Seller. No question concerning representation exists respecting any group of employees of Seller.

2.9 Financial Statements. Copies of the balance sheet of Seller as at September 30, 2004 (the “Balance Sheet”) and the statements of income and expense of Seller for the two years ended December 31, 2003 (collectively the “Financial Statements”), will be provided within 75 days. The Financial Statements will have been prepared in accordance with generally accepted accounting principles applied consistently during the periods covered thereby (except for the absence of footnotes with respect to unaudited financials), are will be complete and correct and present fairly and accurately the financial condition of the Business at the dates of said statements and the results of operations of the Business for the periods covered thereby. As of the date of the Balance Sheet (the “Balance Sheet Date”), Seller had no liabilities or obligations of any kind with respect to the Business, whether accrued, contingent or otherwise, that are not disclosed and adequately reserved against on the Balance

Sheet. As of the date hereof, Seller has no liabilities or obligations of any kind with respect to the Business, whether accrued, contingent or otherwise, that are not disclosed and adequately reserved against on the Balance Sheet.

2.10 Licenses. Seller is the holder of all licenses, permits and authorizations with respect to the Business, all of which are in full force and effect and no licenses, permits or authorizations of any governmental department or agency are required for the operation of the Business which have not been duly obtained.

2.11 Assigned Contracts; Consents. Except as set forth on Schedule 2.11 attached hereto, no approval, consent, authorization or exemption from or filing with any person or entity not a party to this Agreement is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby.

2.12 Customers and Suppliers. Seller’s relations with its customers and suppliers, including its Subscribers, are good and there are not pending or, to Seller’s knowledge, threatened claims or controversies with any customer or suppliers that, independently or collectively, is material to the Assets or the Business.

2.13 Brokers. Seller has not retained any broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby.

2.14 Intellectual Property

(a) All of the Intellectual Property of Seller related to the Business or Assets is identified on Schedule 1.1(c) attached hereto. For purposes hereof, the term “Intellectual Property” includes: (i) all patents, patent applications, patent rights, and inventions and discoveries and invention disclosures related to the Business (whether or not patented) (collectively, “Patents”); (ii) Seller’s rights to the name “Advanced Pharmacy Solutions,” all trade names, trade dress, logos, packaging design, slogans, any and all Internet domain names used or useful in the Business, registered and unregistered trademarks and service marks and applications related to the Business (collectively, “Marks”); (iii) all copyrights in both published and unpublished works related to the Business, including, without limitation, all compilations, databases and computer programs, and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (iv) all know-how, trade secrets, confidential or proprietary information, customer lists, IP addresses, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, prototypes, techniques related to the Business (collectively, “Trade Secrets”); (v) all goodwill, franchises, licenses, permits, consents, approvals, technical information, telephone numbers related to the Business (the “Rights”); and (vii) all contracts relating to the Intellectual Property to which Seller is a party or is bound, including, without limitation, all nondisclosure and/or confidentiality agreements entered into by persons in connection with disclosures by Seller (collectively, “Assigned Contracts”).

(b) Seller has exclusive ownership of, and has good, valid and marketable title to, all of the Intellectual Property, free and clear of any Liens, and has the right to use all of the Intellectual Property without payment to any third party.

2.15 Undisclosed Liabilities. Seller has no liabilities or obligations of any nature related to the Business (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected on the Base Balance Sheet and current liabilities incurred in the ordinary course of business since the date thereof.

2.16 Disclosure. The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by Seller to Buyer pursuant to this Agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. There are no facts known to Seller which presently or may in the future have a material adverse affect on Seller’s business, properties, assets, prospects, operations or (financial or other) condition related to the Business of Seller which has not been specifically disclosed herein or in a Schedule furnished herewith, other than general economic conditions affecting the pharmacy industry generally.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF BUYER. As a material inducement to Seller entering into this Agreement, Buyer hereby represents and warrants to Seller as follows:

3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Buyer has all requisite power and authority to conduct its business as it is now conducted and to own, lease and operate its properties and assets.

3.2 Required Action. All actions and proceedings necessary to be taken by or on the part of Buyer in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement and each other agreement, document and instrument to be executed and delivered by or on behalf of Buyer pursuant to, or as contemplated by, this Agreement (collectively, the “Buyer Documents”) has been duly and validly authorized, executed and delivered by Buyer. Buyer has full right, authority, power and capacity to execute and deliver this Agreement and each other Buyer Document and to carry out the transactions contemplated hereby and thereby. This Agreement and each other Buyer Document constitutes, or when executed and delivered will constitute, the legal, valid and binding obligations of Buyer enforceable in accordance with its respective terms.

3.3 No Conflicts. The execution, delivery and performance by Buyer of this Agreement and each other Buyer Document does not and will not (a) violate any provision of the Articles of Organization or Operating Agreement of Buyer, as amended to date, (b) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which Buyer is a party or by which it is bound, (c) violate any judgment, decree, order, statute, rule or regulation applicable to Buyer, or (d) require Buyer to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made. The officers who execute this Agreement and the other Buyer Documents contemplated hereby on behalf of Buyer have and shall have all requisite power to do so in the name of and on behalf of Buyer.

3.4 Brokers. Buyer has not retained any broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby.

SECTION 4. POST-CLOSING COVENANTS; SURVIVAL.

4.1 Non-Competition. Seller hereby agrees that during the period commencing on the date hereof and ending on the second anniversary of the date hereof, it will not, without the express written consent of Buyer, directly or indirectly, anywhere in the Restricted Region (which shall include without limitation directing services within the Restricted Region from outside the Restricted Region), engage in any activity which is, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, principal, shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any business, organization or Person other than Buyer (including without limitation any business, organization or Person involving, or which is, a family member of any of the principals of Seller) whose business, activities, products or services are competitive with any of the business, activities, products or services conducted or offered by Buyer with respect to the Business. For purposes of this Agreement, (i) the term “Person” shall mean an individual, a corporation, an association, a partnership (limited or general), a limited liability company, an estate, a trust, and any other entity or organization, and (ii) the term “Restricted Region” shall mean anywhere within the States of Florida. After the date hereof, neither Seller, nor any person controlling, controlled by or under common control with Seller will for any reason, directly or indirectly, for itself or any other person, use or disclose any trade secrets, confidential information, know-how, proprietary information or other intellectual property of Seller transferred pursuant to this Agreement.

4.2 Post-Closing Transitional Matters. From the date of this Agreement until Buyer has completed the Medicaid licensing process, Seller will grant Buyer the right to use licenses issued to Seller by Medicaid in the conduct of the Business. For a period of ninety (90) days following the closing of the transactions contemplated herein, Seller shall provide, without additional cost to Buyer, such assistance as is reasonably requested by Buyer in order to effect an orderly transition in the ownership and operation of the Assets. Notwithstanding the foregoing, Seller and Buyer agree to work together in good faith to provide for reasonable transition process and transition period so that customer service is not adversely impacted as a result of the transactions contemplated in this Agreement.

4.3 Payment of Vendors. Seller aggress to pay all amounts due to vendors, within five business days after the Closing.

4.4 Access to Records. For a period of one year following the date hereof, Seller and Buyer shall give the representatives of Buyer and Seller, respectively, at reasonable times and with reasonable prior notice, free access to the books and records of the Business and will furnish to Buyer or Seller, respectively, and its representatives such information regarding the Business and the Assets as Buyer or Seller, respectively, or its representatives may from time to time reasonably request.

4.5 Survival. All representations, warranties, covenants, agreements and indemnities contained in this Agreement, or in any schedule, exhibit, certificate, agreement, document or statement delivered pursuant hereto, are material, shall be deemed to have been relied upon by the parties and, shall survive the consummation of the transactions contemplated herein for a period of two (2) years regardless of any investigation conducted by or knowledge of any party hereto.

4.6 Collection of Accounts Receivable; Mail. In the event that Buyer on the one hand, or Seller on the other, shall collect any of the accounts receivable belonging to, or receive any mail which was intended for, the other party, the party collecting such accounts receivable, or receiving such mail, shall hold the same in trust and shall promptly pay the same over to the party entitled thereto in the case of accounts receivable and, in the case of mail, deliver such mail to the party for which it is intended, and shall not be entitled to apply any of such funds against any amounts due from the party entitled to such accounts receivable.

4.7 Right to Purchase Assets. In the event that anytime within one year from the Closing, Buyer seeks to sell substantially all of the Assets acquired pursuant to this Agreement, Buyer shall provide Seller five days’ prior notice of such sale and shall permit Seller to purchase the Assets on the same terms and conditions as offered to any third party.

SECTION 5. INDEMNIFICATION. Seller hereby agrees to indemnify and hold harmless Buyer, its affiliates and its and their respective directors, officers, partners, members, managers, employees, and agents, against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys and consultants) of any kind or nature whatsoever, but net of the proceeds from any insurance policies or other third party reimbursement for such loss, to the extent sustained, suffered or incurred by or made against any indemnified party, to the extent based upon, arising out of or in connection with: (a) any breach of any representation or warranty made by Seller in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered pursuant to this Agreement; (b) any breach of any covenant or agreement made by Seller in this Agreement or in any schedule, exhibit, certificate, financial statement, agreement or other instrument delivered pursuant to this Agreement; (c) any claim made by any person or entity which relates to the operation of the Assets or the Business which arises in connection with or on the basis of events, acts, omissions, conditions or any other state of facts occurring on or existing before the date hereof; and (d) any claim which arises in connection with any liability or obligation of Seller other than the Assumed Liabilities.

SECTION 6. NOTICES. All notices and other communications required to be given hereunder, or which may be given pursuant or relative to the provisions hereof, shall be in writing and shall be deemed to have been given when delivered in hand or mailed, postage prepaid, by first class United States mail, certified return receipt requested as follows:

If to Buyer:	Vertical Health Pharmacy, Inc.
855 Dunbar Avenue
Oldsmar, Florida 34677
Tel: 727-548-8345
Attention: Stephen M. Watters

If to Seller:	T & L Pharmacies, Inc.

or to such other address of which any party may notify the other parties as provided above. Notices shall be effective as of the date of such delivery or mailing.

SECTION 7. MISCELLANEOUS.

7.1 Assignability; Binding Effect. This Agreement shall not be assignable by Seller except with the written consent of Buyer. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

7.2 Headings. The subject headings used in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

7.3 Amendments; Waivers. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Buyer and Seller or, in the case of a waiver, the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

7.4 Bulk Sales Law. Buyer hereby waives compliance by Seller of any applicable bulk sales law and Seller agrees, to make full and timely payment when due of all amounts owed by such Seller to its creditors. Seller agrees to indemnify and hold Buyer harmless from, and reimburse Buyer for, any loss, cost, expense, liability or damage (including reasonable counsel fees and disbursements and expenses) which Buyer may suffer or incur by virtue of the non-compliance by Seller with such laws.

7.5 Entire Agreement. This Agreement, together with the schedules and exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements between them relating to the subject matter hereof, including without limitation that certain letter agreement between Buyer and Seller dated December 12, 2001.

7.6 Severability. In the event that any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, then the remaining provisions of this Agreement (and the remaining portion of any provision held to be void or unenforceable in part only) shall continue in full force and effect.

7.7 Governing Law. This Agreement and the transactions contemplated hereby shall be governed and construed by and enforced in accordance with the laws of the State of Florida, without regard to conflict of laws principles.

7.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute the same instrument.

7.9 Expenses. Each party shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to this Agreement, whether or not the transactions contemplated hereby are consummated.

7.10 Remedies. It is specifically understood and agreed that certain breaches of this Agreement will result in irreparable injury to the parties hereto, that the remedies available to the parties at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which the parties may have, a party may enforce its rights by an action for specific performance and the parties expressly waive the defense that a remedy in damages will be adequate.

7.11 Dispute Resolution. Except as provided below, the parties agree to submit disputes between them relating to this Agreement and its formation, breach, performance, interpretation and application to arbitration as follows. Each party will provide written notice to the other party of any dispute within one year of the date when the dispute first arises or occurs. If a party fails to provide such notice, recovery on the dispute will be barred. Arbitration will be conducted in Florida pursuant to the Rules of the American Arbitration Association (“AAA”), as modified herein. The arbitration shall be conducted by one (1) arbitrator chosen in accordance with the rules of the AAA and, to the extent possible, such arbitrator will have knowledge of and experience regarding the pharmacy industry. Unless the arbitrator finds that exceptional circumstances require otherwise, the arbitrator will grant the prevailing party in arbitration its costs of arbitration and reasonable attorneys’ fees as part of the arbitration award. Neither party will be required to arbitrate any dispute relating to actual or threatened violation of intellectual property rights. Either party will be entitled to receive in any court of competent jurisdiction injunctive, preliminary or other equitable relief, in addition to damages, including court costs and fees of attorneys and other professionals, to remedy any actual or threatened violation of its rights with respect to which arbitration is not required hereunder.

7.12 Third Party Rights. Except as regards the indemnification rights and obligations herein, this Agreement is for the benefit of the parties hereto and is not entered into for the benefit of, and shall not be construed to confer any benefit upon, any other party or entity.

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IN WITNESS WHEREOF, Seller and Buyer have caused this Asset Purchase Agreement to be executed as of the date first above written.

SELLER:

T & L PHARMACIES, INC.

By:	/s/ BRIAN NUGENT
Name:	Brian Nugent
Title:	President

BUYER:

DRUG DEPOT, INC.

By:	/s/ MANDEEP TANEJA
Name:	Mandeep Taneja
Title:	President